EXHIBIT 10.1
SEPARATION AGREEMENT AND RELEASE
     THIS SEPARATION AGREEMENT (the “Agreement”) is being entered into on January 31, 2009, between Marco Emrich, an individual residing at 20 Sheffield Court, Phoenixville, PA 19460 (hereinafter referred to as “Employee”) and Sedona Corporation, a Pennsylvania Corporation with offices at 1003 West 9th Avenue, King of Prussia, PA 19406 (the “Company”);
     WHEREAS, pursuant to the terms of an Employment Agreement dated as of June 24, 2004 between the Employee and the Company, the Employee was employed as Chief Executive Officer and President of the Company (the “Employment Agreement”); and
     WHEREAS, Employee has resigned as Chief Executive Officer, President and a Director of the Company effective September 17, 2008 and both the Company and Employee desire to enter into this Agreement to finally resolve all questions of compensation, entitlement to benefits, and any and all other claims, whether known or unknown, which Employee may have relating to his employment with and his separation from the Company;
     NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and intending to be legally bound, the parties agree as follows:
          1. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Employment Agreement.
          2. Employee’s employment with the Company terminated effective September 17, 2008 (the “Termination Date”).
          3. In consideration of the execution and delivery of this Agreement to the Company, and subject to the provision of this Agreement, the parties agree that the Company will pay the following to the Employee:
a. Wages and Severance. The Company will pay the Employee a total of $63,176.03 for Employee’s services to the Company through and including September 17, 2008.  The Company will also pay Employee severance based on three months salary, totaling $56,250.00.  The wages and severance amounts will be paid to Employee at a biweekly rate of $4,593.30, on a continuing payroll basis, over a one year period and will be paid at the same time as salaries to the Company’s Chief Financial Officer, and Chief Technology Officer, and their successors, are paid, in accordance with the regular payroll practices of the Company until December 31, 2009 (the “Expiration Date”). Should the base salaries to the Company’s Chief Financial Officer and Chief Technology Officer be

prorated or accelerated at any time during the term of the Agreement, payments to Employee will be equally prorated or accelerated. The amounts due hereunder to Employee for wages and severance will be paid to Employee even if Employee becomes employed elsewhere. Employee is not eligible to participate in, or contribute to, the Company 401(k) plan, once Employee begins receiving severance payments
b. Accrued Vacation. In lieu of cash compensation for accrued vacation, the Company will grant the Employee 450,000 shares of unrestricted common stock under the “Sedona Corporation 2000 Stock Option Plan.”
c. Reimbursement for Expenses. Expenses incurred by the Employee, which are subject to reimbursement by the Company, amount to $2,876.30. These expenses will be paid to the Employee within 30 days of Employee’s execution of this Separation Agreement.
d. Benefits. Effective on the Termination Date, Employee is eligible to continue medical, dental and vision coverage for a maximum period of 18 months in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).  Employee will continue to be eligible to participate and the Company shall provide the Employee and the Employee’s spouse with (to the extent permissible under the terms of such plans or programs) medical, dental and vision insurance coverage until March 31, 2009.  Thereafter, the Employee may elect, at his own expense, to continue coverage for the remaining period in accordance with COBRA.  Medical, dental and vision coverage will be canceled if the Company no longer provides group health coverage to any of its full time employees; the premium for the continuation coverage is not paid by the 1st day of each month Employee elects coverage; Employee becomes covered under another group health plan; or Employee becomes eligible for Medicare coverage.
          4. The Employee shall also be entitled to indemnification against any liability incurred in connection with the Employee’s service as an officer or director of the Company, to the extent that such indemnification is provided for in the Bylaws of the Company.
          5. Stock options previously granted to the Employee were fully vested as of September 17, 2008. The terms and conditions of such options are governed by the 2000 Incentive Stock Option Plan of the Company and the related award agreements between the Employee and the Company.
          6. In consideration of the sums and other consideration paid to Employee hereunder, Employee agrees that for the period of time commencing on the Termination Date and ending on the Expiration Date, Employee will use best efforts to make himself available on a limited basis as a consultant during normal business hours, upon reasonable advance notice from the Company and, to the extent requested by the Company without unreasonably interfering with any employment (full-time or part-time) or consulting engagements Employee may have at the time of such request , on site at the Company’s facilities in King of Prussia, Pennsylvania, by telephone or at such other locations as may be reasonably requested by the Company. The Company will be responsible for reimbursement to Employee of actual and reasonable associated expenses, including, but not limited to, airfare, lodging, and meal expenses incurred with any consulting services set forth herein.
          7. If Employee has knowledge of or is alleged to have knowledge of any matters which are the subject of any pending, threatened or future litigation involving the Company, he will make himself available to testify if and as necessary. Employee will also make himself available to the attorneys representing the Company in connection with any such litigation or dispute for such purposes as they may deem necessary or appropriate, including but not limited to the review of documents, discussion of the case and preparation for any legal proceedings, provided that they do not unreasonably interfere with any employment (full-time or part-time) or consulting engagements Employee may have at that time. This Agreement is not intended to and shall not be construed so as to in any way limit or affect the testimony which Employee gives in any such proceedings. Further, it is understood and agreed that Employee will at all times testify fully, truthfully and accurately, whether in deposition, hearing, trial or otherwise. The Company will be responsible for reimbursement to Employee of actual and reasonable associated expenses, including, but not limited to, airfare, lodging, and meal expenses incurred with any services set forth herein.
          8. Employee acknowledges that the Company’s obligations under this Agreement, including but not limited to the obligations set forth in Section 3 of this Agreement are subject to the Employee’s continued compliance with the Restrictive Covenants of this Agreement. In the event that the Employee fails to fully and faithfully comply with the foregoing, then in addition to all other remedies available to the Company at law or equity, the Company’s obligation to pay any sum otherwise due and payable under this Agreement and to perform any obligation pursuant to this Agreement shall forthwith terminate. Any action available to or taken by the Company shall not impair or affect any of the Employee’s obligations under this Agreement, including without limitation the release of claims in Section 13 which shall remain in full force and effect.
          9. Employee agrees that he will not make any statement, whether oral or written, if such statement is intended to or will have the effect of disparaging, defaming, discrediting or belittling the Company, its products, affiliates, customers and their past and/or present employees, officers, members, directors, managers, nor will he communicate to any third party information concerning the Company, its affiliates or customer’s business practices which are not otherwise generally known to the public. The Company agrees that it will not make any statement, whether oral or written, if such statement is intended to or will have the effect of disparaging, defaming, discrediting or belittling the Employee, nor will it communicate to any third party person information concerning the Employee.
          10. Employee shall keep in strictest all information relating to the Business, affairs and customers of the Company, its affiliates and subsidiaries (collectively hereinafter referred to as the “Confidential Information”), including among other things but without limitation the Company, its affiliates and customers, methods, know-how finances or procedures which Employee may have acquired during the performance of his services and duties and which are not otherwise generally known to the public. Employee acknowledges that such Confidential Information is of great value, and has been developed and/or acquired at great expense to the Company and Employee agrees that he shall not publish, communicate, divulge, disclose or issue, whether or not for his own benefit any Confidential Information without the prior written consent of the Company. Employee further acknowledges that disclosure of any Confidential Information without the prior written consent of the Company will result in irreparable injury to the Company. In the event of such disclosure, the Employee consents to the grant by any court of equitable relief, including specific performance, restraining order and/or injunction in favor of the Company, without prejudice to any and all other rights or remedies to which the Company may be entitled.
          11. The parties acknowledge that Employee has acquired much knowledge and information concerning the Business of the Company and its affiliates and customers as the result of Employee’s employment. The parties acknowledge the Company’s business is as a provider of Customer Relationship Management products and services for the banking and credit union markets (herein referred to as the Company “Business”). The parties further acknowledge that the scope of this Business as of the date of this Agreement is global and very competitive and one in which few companies can successfully compete. Accordingly:
a. For six months from the Effective Date of this Agreement, Employee will not, within any jurisdiction or marketing area in which the Company or any of its affiliates or customers is doing business or is qualified to do business, directly or indirectly own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, any business that is a provider of Customer Relationship Management products and services for the banking and credit union markets. For these purposes, ownership of securities of not in excess of 1% of any class of securities of a public company shall not be considered to be competition with the Company or any of its affiliates;
b. Until the Expiration Date of this Agreement, Employee will not persuade or attempt to persuade any potential customer to which the Company or any of its affiliates has made a proposal or sale of the Company’s products, or with which the Company or any of its affiliates has been having discussions, not to transact Business with the Company or such affiliate, or instead to transact Business with another person or organization;
c. Until the Expiration Date of this Agreement, Employee will not solicit the Business of any company which is a customer of the Company or any of its affiliate at any time during Employee’s employment by the Company; or

d. Until the Expiration Date of this Agreement, Employee will not solicit, endeavor to entice away from the Company or any of its affiliates or customers, or otherwise interfere with the relationship of the Company or any of its affiliates or customers with, any person who is employed by or otherwise engaged to perform services for the Company or any of its affiliates or customers, whether for Employee’s account or for the account of any other any other person or organization.
          12. Employee warrants and represents that he will immediately return to the Company all information and related reports, files, memoranda, records, statements, information, credit cards, computer access codes, software and all other physical or personal property and equipment, with the exception of the Company’s DELL Latitude D430 laptop computer which the Employee may retain as his own property, pertaining to or owned by the Company, its affiliates and subsidiaries (“Company Information and Assets”). Employee further warrants and represents that he has not and will not retain any copies, duplicates, reproductions or excerpts in any form of Company Information and Assets, or provide such Company Information and Assets to any third party including any person, firm, corporation or other entity.
          13. Employee represents that he has not filed, will not file at any time in the future, nor permit any other person or entity to file on his behalf against the Releasees (as defined in Section 14) individually or collectively, any statutory, civil or administrative claim, complaint or charge of any kind whatever with any state or federal court, administrative agency, or tribunal of any kind whatever asserting any claims that are released by paragraph 14.a of this Agreement, or concerning any subject matter connected with, or pertaining to or relating to his employment or termination thereof, except for an application for unemployment compensation benefits. The parties agree that this Agreement and the additional consideration exchanged in this Agreement are contingent upon this promise by Employee not to file any such claim, complaint or charge of any kind whatever, and contingent upon the Company’s full payment to Employee of its obligations under paragraph 3 of this Agreement. Employee his family, heirs, representatives, successor and assigns agree not to seek to challenge the validity of this Agreement. Employee further agrees not to voluntarily participate in any employment related claim brought by any other party against the Company. Notwithstanding the foregoing, nothing contained herein shall prevent the Employee from filing an action against the Company due to a breach by the Company of the terms contained in this Agreement.
          14. Parties acknowledge and understand that:
a. In exchange for and conditioned upon the Company’s full payment to Employee of its obligations under paragraph 3 of this Agreement, Employee, on behalf of himself as well as on behalf of his descendants, dependents, agents, heirs, distributees, beneficiaries, executors, administrators, assigns and successors and each of them, hereby covenants not to sue and fully and forever relieves, releases and discharges the Company and its predecessors, successors, heirs and assignees, owners, members, shareholders, representatives, affiliates, parent companies, subsidiaries, divisions, and partners and their respective past, present and future, officers, directors, agents, employees, managers, servants, executors, administrators, accountants, insurers, attorney in their individual and official capacities, and any and all other related individuals and entities, if any (collectively the “Releasees”) from any and all rights, demands, debts, damages, injuries, causes of actions, or claims, past, present or future, known or unknown that he ever had or might have including, but not limited to claims, relating to or arising out of his relationship with the Company and the termination of that relationship, for any and all reasons, including but not limited to claims of breach of contract, wrongful termination, failure to pay wages due or other monies owed, failure to provide benefits under any Company employee benefit plan, breach of covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, financial loss, fraud, defamation, violation of privacy, interference with prospective economic advantage, or any other tort, common law or statutory and claims for discrimination on the basis of race, sex, national origin, citizenship, color, religion, martial status, handicap or disability, age, sexual orientation, harassment of any kind and retaliation, whether or not he knows of such claims now. This release of claims includes but is not limited to any rights or claims he may have under, Title VII of the Civil Rights Act, the Employee Retirement Income Security Act of 1974, the Older Workers Benefit Protection Act, the Equal Pay Act, the Pennsylvania Human Relations Act, the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), the Americans with Disabilities Act, or any other similar federal or state law or local ordinance dealing with employment or the termination thereof.
          15.    a. The Company represents that it has not filed, will not file at any time in the future, nor permit any other person or entity to file on its behalf against the Employee, any statutory, civil or administrative claim, complaint or charge of any kind whatever with any state or federal court, administrative agency, or tribunal of any kind whatever asserting any claims against the Employee concerning any subject matter connected with, or pertaining to or relating to his employment or termination thereof except as otherwise set forth herein.
                    b. The Company releases and discharges the Employee from any and all rights, demands, debts, damages, injuries, causes of actions, or claims, past, present or future, known or unknown that he ever had or might have including, but not limited to claims, relating to or arising out of his relationship with the Company except as follows: (i) claims related to fraudulent conduct of the Employee in the performance of his duties at the Company; or (ii) claims related to any breach of this Agreement.
          16. Employee acknowledges and understands that:
a. he was advised in writing to consult with an attorney at his own expense before executing this Agreement and that the Employee has been advised by an attorney or has knowingly waived Employee’s rights to do so.
b. he has read this Agreement, understands its contents, and was given a copy of the initial draft of the Agreement on December 29, 2008. Employee was given at least twenty-one (21) days to review and consider this Agreement prior to executing. If he signs the Agreement in less than twenty one (21) days he did so voluntarily and not as a result of any pressure, coercion or duress.
c. he has read this Agreement, understands its contents. Employee signed this agreement voluntarily and not as a result of any pressure, coercion or duress.
d. for a period of seven (7) days following Employee’s signing of this Agreement, Employee may revoke this Agreement by providing the Company with written notice of such revocation. The Agreement shall not become effective until seven (7) days following its execution by the Employee (the “Effective Date”) and provided that he shall not have revoked his waiver of claims under the ADEA. The Company shall have no obligation to make any payments to the Employee until the Agreement becomes effective.
          17. Employee acknowledges that all payments set forth in this Agreement will be subject to all applicable state, federal and local income tax laws and regulations.
          18. This Agreement constitutes the complete understanding between the parties and supersedes any prior agreement concerning its subject matter. The Employment Agreement shall be deemed terminated and of no further force and effect as of the Termination Date. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives but neither this Agreement, nor any rights hereunder shall be assignable by the Employee without the Company’s written consent.
          19. This Agreement may be executed in counterparts and shall be deemed fully executed when each party has signed and transmitted a counterpart to the other. All counterparts taken together shall constitute a single agreement.
          20. Any changes to this Agreement must be in writing and initialed by both parties.
          21. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, except to the extent superseded by applicable federal law.
          22. If any provisions of this Agreement are determined to be invalid or unenforceable by any court or agency of competent jurisdiction, such provision shall have no effect upon and shall not impair the legality, enforceability or validity of, any other provision of this Agreement,, provided however, that upon any finding by such court of competent jurisdiction, that a release or waiver of claims or rights, is illegal, void, unenforceable or invalid, Employee agrees to execute a release and or waiver that is legal, valid and enforceable.
          23. Any controversy or claim arising out of, or relating to this Agreement, or its breach, shall be settled by arbitration in accordance with the then governing rules of the National Rules for the Resolution of Employment Duties in the City of Philadelphia. Judgment upon the award rendered may be entered and enforced in any court of competent jurisdiction. The prevailing party shall be entitled to the costs of arbitration and reasonable attorney’s fees, as well as travel and lodging expenses. Any arbitration shall be held in the State of Pennsylvania, unless otherwise agreed to by the parties.

          IN WITNESS WHEREOF, the parties hereto have approved and executed this Agreement as of the date first written above.

Sedona Corporation

BY:
Scott C. Edelman, President & CEO

BY:
Anita M. Primo, VP & CFO

BY:
Marco A. Emrich

State of Pennsylvania       )
                                          )ss:
County Of Montgomery   )
     On January                      , 2009, before me personally came Marco Emrich, an individual residing at                      to me known, and known to me to be the individual described in, and who executed the foregoing Separation and Release Agreement, and duly acknowledged to me that he executed the same.

Notary Public